                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           FEDERAL-MOGUL CORPORATION
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

- --------------------------------------------------------------------------------

[FEDERAL MOGUL LOGO]

March 15, 1995

To Our Shareholders:

  You are invited to attend the 1995 Annual Meeting of Shareholders which will be held at the Corporation's World Headquarters, 26555 Northwestern Highway (southwest corner of Northwestern Highway and Lahser Road), Southfield, Michigan, on Wednesday, April 26, 1995. The meeting will start promptly at 10:30 a.m., local time. After the formal business session there will be a report to the shareholders on the progress of the Corporation. A discussion period will follow the report.

  The attached notice of the meeting and Proxy Statement describe the items of business to be transacted: (i) the election of seven directors; (ii) the approval of the appointment of Ernst & Young as independent accountants for the Corporation for 1995; and (iii) such other business as may properly come before the meeting.

  Whether or not you plan to attend the meeting, we urge you to sign, date and return your Proxy in the addressed envelope enclosed for your convenience so that as many shares as possible may be represented at the meeting. No postage is required if the envelope is mailed in the United States. The giving of the Proxy will not affect your right to attend the meeting, nor, if you choose to revoke the Proxy, your right to vote in person.

                                          [SIGNATURE OF DENNIS J. GORMLEY LOGO]
                                          Dennis J. Gormley
                                          Chairman of the Board,
                                          President and Chief Executive
                                           Officer

- --------------------------------------------------------------------------------

[FEDERAL MOGUL LOGO]
P.O. Box 1966, Detroit, Michigan 48235

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 26, 1995

Southfield, Michigan
March 15, 1995

To the Shareholders of Federal-Mogul Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of Federal-Mogul Corporation will be held at the World Headquarters of the Corporation at 26555 Northwestern Highway (southwest corner of Northwestern Highway and Lahser Road) Southfield, Michigan on Wednesday, April 26, 1995, at 10:30 a.m., local time, for the following purposes:

1. To elect seven directors of the Corporation to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

2. To approve the appointment by the Board of Directors of Ernst & Young as independent accountants to audit the financial statements of the Corporation and its consolidated subsidiaries for the year 1995; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record on March 1, 1995 will be eligible to vote at this meeting. The stock transfer books of the Corporation will not be closed, but only shareholders of record at the close of business on such date will be entitled to notice of and to vote at the meeting.

                                        By order of the Board of Directors,

                                        [SIGNATURE OF STEPHANIE G. HEIM LOGO]
                                        Stephanie G. Heim
                                        Assistant Secretary

- --------------------------------------------------------------------------------
YOU ARE URGED TO DATE, SIGN AND MAIL THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING ADDRESSED ENVELOPE AT YOUR EARLIEST OPPORTUNITY, THEREBY SAVING
YOUR CORPORATION THE EXPENSE OF FURTHER SOLICITATION OF PROXIES.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

[FEDERAL MOGUL LOGO]
P.O. Box 1966, Detroit, Michigan 48235                            March 15, 1995

                                PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Federal-Mogul Corporation to be used at the Annual Meeting of Shareholders, and at any adjournment thereof, to be held on Wednesday, April 26, 1995, at the World Headquarters of the Corporation at 26555 Northwestern Highway, Southfield, Michigan beginning at 10:30 a.m., local time. The mailing address of the principal executive offices of the Corporation is P.O. Box 1966, Detroit, Michigan 48235.

This Proxy Statement and the accompanying form of Proxy, which is being solicited by the Corporation, will be first sent or given to shareholders on or about March 15, 1995.

                     I. NOMINEES FOR ELECTION AS DIRECTORS

The nominees proposed herein for election as directors are willing to be elected as such, and it is intended that the persons named in the accompanying form of Proxy will vote for the election of such nominees unless shareholders specify otherwise in their proxies. The term of office of directors elected at the Annual Meeting will continue until the next Annual Meeting. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated, the persons named in such proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. If any nominees are substituted by the Board of Directors, the persons named in the accompanying form of Proxy intend to vote for such nominees. Management is not aware of the existence of any circumstances which would render any nominee named hereunder unavailable for election. All nominees are currently directors of the Corporation. Mr. Walter J. McCarthy, Jr., a director since 1982, is retiring from the Board and will not stand for re-election.

               DENNIS J. GORMLEY, 55, Chairman of the Board, President and Chief Executive Officer, Federal-Mogul Corporation.
               Mr. Gormley has served as a director of the Corporation since 1988 and as Chairman of the Board since May 1990. He is Chairman of the Executive Committee and a member of the Pension and Finance Committees.
[PHOTO] Mr. Gormley served as the Corporation's Vice President and Group Executive--Materials Processing Group from 1980 until 1982 when he became Vice President and Group Executive-- Worldwide Marketing. He became Executive Vice President of the Corporation in 1986 and held that position until he became President and Chief Operating Officer of the Corporation in 1988. Mr. Gormley was appointed President and Chief Executive Officer of the Corporation in May 1989 and Chairman of the Board in May 1990.

               Mr. Gormley is also a member of the Board of Directors of Cooper Tire and Rubber Company and NBD Bancorp, Inc. and its subsidiary, NBD Bank.

               RODERICK M. HILLS, 64, Partner, Mudge Rose Guthrie Alexander & Ferdon; Counsellor, Hills & Company.
[PHOTO] Mr. Hills has served as a director of the Corporation since 1977. He is Chairman of the Compensation Committee and a member of the Audit, Nominating and Pension Committees.
               From 1975 to 1977, Mr. Hills was Chairman of the Securities and Exchange Commission. He was Chairman and Chief Executive Officer of Peabody Coal Company from 1977 to 1978. Mr. Hills was a partner in the law firm of Latham, Watkins and Hills from 1978 to 1982. He was Chairman and Chief Executive Officer of Sears World Trade, Inc. from 1982 to 1984, when he returned to his former law firm as counsel. In 1985, he left that firm to assume his position at Yale University as Distinguished Faculty Fellow and Lecturer, School of Organization and Management. On January 1, 1987, he was named Managing Director--Chairman of The Manchester Group Ltd. In May 1989, he joined the Washington, D.C. office of the law firm of Donovan Leisure Rogovin Huge & Schiller as the Managing Partner. From June 1992 until early 1994, he was Chairman of the International Practice Group of Shea & Gould in Washington, D.C. In 1994, he joined the Washington, D.C. office of Mudge Rose Guthrie Alexander & Ferdon.

               Mr. Hills is also Vice Chairman of the Board of Directors of Oak Industries, Inc., as well as a member of the Board of Directors of Sunbeam-Oster, Inc., and Mayflower Group, Inc.

               JOHN J. FANNON, 61, Vice Chairman of Simpson Paper Company. Mr. Fannon has served as a director of the Corporation since
[PHOTO] 1986. He is Chairman of the Pension Committee and a member of the Compensation and Nominating Committees.
               Mr. Fannon has held his present position since 1993. From 1980 until 1993, Mr. Fannon was a director and president of Simpson Paper. Simpson Paper is privately owned with annual sales exceeding $1 billion. It manufactures and sells bleached and unbleached pulp and a variety of paper grades on a global basis.


               JOHN C. POPE, 45, Former President, Chief Operating Officer and Director, UAL Corporation and United Air Lines, Inc.
[PHOTO] Mr. Pope has served as a director of the Corporation since 1987. He is Chairman of the Audit Committee and a member of the Nominating, Compensation, Executive and Finance Committees.
               Mr. Pope was President, Chief Operating Officer and Director of UAL Corporation and United Air Lines from May 1, 1992 until July 12, 1994. Previously, Mr. Pope was appointed Executive Vice President, Chief Financial Officer and Treasurer of UAL Corporation, and Executive Vice President and Chief Financial Officer of United Air Lines in January 1988. He was elected to the additional position of Executive Vice President--Marketing and Planning of United Air Lines on May 7, 1989 which he held until October 22, 1990, when he was elected Executive Vice President--Marketing and Finance, and Chief Financial Officer of United Air Lines. In 1990, Mr. Pope was appointed Vice Chairman, Chief Financial Officer and Treasurer of UAL Corporation, and Vice Chairman and Chief Financial Officer of United Air Lines until May 1992. Prior to his service with UAL Corporation and United Air Lines, Mr. Pope was Senior Vice President of Finance, Chief Financial Officer and Treasurer of AMR Corporation and American Air Lines (1987-1988), and Senior Vice President of Finance and Chief Financial Officer of American Air Lines (1985-1987).

               H. MICHAEL SEKYRA, 53, Chairman of the Supervisory Board of Bohler Uddeholm AG.
[PHOTO] Dr. Sekyra has served as a director of the Corporation since 1991. He is a member of the Nominating, Compensation and Pension Committees.
               Dr. Sekyra, a native of Austria, has been Chairman of the Supervisory Board of Bohler Uddeholm AG, an Austrian company, since 1994. He previously served as Chief Executive Officer and Chairman of the Managing Board of Austrian Industries AG, headquartered in Vienna, Austria, from 1986 until December 1993. He now conducts a major privatization program in the Austrian specialty steel industry and holds a number of Supervisory Board positions in banking and industrial enterprises.


               ROBERT S. MILLER, JR., 53, Vice President and Treasurer of Moore Mill and Lumber Company.
[PHOTO] Mr. Miller has served as a director of the Corporation since 1993. He is Chairman of the Finance Committee and a member of the Audit, Compensation and Nominating Committees.
               Mr. Miller was Executive Vice President and Chief Financial Officer of Chrysler Corporation from 1981 until 1990 and Vice Chairman of the Board of Chrysler from 1990 until 1992. In 1992, Mr. Miller joined the investment banking firm of James D. Wolfensohn in New York City as Senior Partner until 1993 when he left to join Moore Mill and Lumber Company, a privately held timber business in Oregon, as Vice President and Treasurer and as a member of the Board of Directors.

               Mr. Miller is also a member of the Board of Directors of U.S. Bancorp, Fluke Corporation, Pope & Talbot, Inc., Coleman Company, and Symantec Corp.

               ANTONIO MADERO, 57, Founder, Chairman of the Board and Chief Executive Officer, Corporacion Industrial Sanluis, S.A. de C.V.
[PHOTO] Mr. Madero has served as a director of the Corporation since February 1994. He is a member of the Audit, Nominating and Pension Committees.
               Mr. Madero founded Corporacion Industrial Sanluis, S.A. de C.V. and has served as its Chairman of the Board and Chief Executive Officer since 1979. Corporacion Industrial Sanluis is a Mexican holding company with interests in gold, silver, mining and auto parts.

               Mr. Madero is also a member of the Boards of Directors of Grupo Financiero Inverlat-Comermex, S.A., of Cydsa, S.A. de C.V., Grupo Embotelladoras Unidas, S.A. de C.V., Alfa, S.A. de C.V., Grupo Industrial Saltillo, S.A. de C.V., Fondo Opcion, S.A. de C.V., Seguros Comercial America, S.A., Grupo Posadas, S.A. de C.V., Hard Rock Cafe, S.A. (Mexico), Banca Quadrum, S.A. de C.V., and Banca Chase (Mexico) S.A.

The Corporation's Board of Directors met eight times during 1994. The Board has standing Audit, Compensation and Nominating Committees. During 1994, all directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the standing committees on which they served during the period in which they served as directors.

AUDIT COMMITTEE. The Audit Committee, which consists of Messrs. Pope (Chairman), Hills, Madero, McCarthy, and Miller, held three meetings in 1994. This Committee (a) annually recommends to the Board independent accountants to serve as auditors of the corporation and its consolidated subsidiaries, (b) reviews the scope of the independent accountants' audits, (c) reviews the independent accountants' audit reports, management letters and fees, (d) reviews the annual program of the internal auditing staff, and (e) reviews such special reports and comments as may be submitted by management or the internal auditing staff.

COMPENSATION COMMITTEE. The Compensation Committee consists of Messrs. Hills (Chairman), Fannon, McCarthy, Miller, Pope and Sekyra. The Compensation Committee met five times in 1994. This Committee (a) recommends to the Board the remuneration of officers of the Corporation, (b) establishes the formula used to determine the amount available for awards for members of the Corporation's Advisory Board under the 1977 Supplemental Compensation Plan and recommends to the Board amounts to be paid under such Plan as supplemental compensation to officers, (c) recommends to the Board the granting of stock options and stock awards to officers and other employees, (d) recommends to the Board changes in the various compensation, benefit and stock option plans of the Corporation, (e) periodically examines the compensation and benefit structure of the Corporation for key employees to determine that the Corporation is rewarding executive personnel in a manner consistent with sound business practices, and (f) performs such other duties as are its responsibility under the various compensation, benefit and stock option plans of the Corporation that are applicable to officers.

NOMINATING COMMITTEE. The Nominating Committee, which consists of Messrs. McCarthy (Chairman), Fannon, Hills, Madero, Miller, Pope, and Sekyra met three times in 1994. This Committee (a) recommends, when it deems appropriate, increasing or decreasing the number of members of the Board, (b) recommends to the Board the persons who should be considered for election as directors, (c) maintains for future use a current list of qualified candidates for nomination to the Board, (d) reviews and recommends to the Board the annual compensation to be paid to non-employee directors, (e) recommends to the Board the names of directors to serve each year on the standing committees of the Board and (f) reviews periodically with the Chief Executive Officer the plan for management's succession. The Committee will consider shareholder nominees for election at the 1996 Annual Meeting provided that such nominations are submitted in writing to the Secretary of the Corporation during the period beginning January 26, 1996 and ending February 25, 1996 together with the written consent of such nominees, the name, address and number of shares owned by the proponent, and all information required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended. Such dates are subject to change if the date of the 1996 Annual Meeting is significantly different than the date of the 1995 Annual Meeting. Reference is made to the Corporation's bylaws for a complete description of the procedures to be followed by shareholders in submitting nominations for the Board of Directors.

COMPENSATION OF DIRECTORS. Directors who are not employees of the Corporation (currently seven directors) are paid retainers of $4,000 for each calendar quarter. In addition, they are paid fees for attending Board meetings of $1,000 per meeting. They also are paid fees for attending meetings of Committees of the Board of $700 per Committee meeting, if such meeting is held on the same day as a Board meeting, and $800 if it is not. Committee chairmen receive an additional $250 for each Committee meeting attended. A plan permitting directors to defer compensation is available to all directors who are not employees of the Corporation. Any deferred compensation remains part of the general funds of the Corporation and, until paid to the director or his beneficiary, will earn interest at a rate equal to the ten-year U.S. Treasury Bill rate plus 1% or, at the director's option, will be valued as though invested in the Corporation's Common Stock.

During 1993, the Corporation implemented the Non-Employee Director Stock Award Plan (the "Award Plan"), which was approved by shareholders in 1994. Under the Award Plan, current directors who are not employees of the Corporation received a one-time grant of 1,000 shares of Common Stock (subject to transfer restrictions lapsing over five years) on the date the Board approved the Award Plan and future directors who are not employees of the Corporation will receive a similar grant at the time they first become a director. The Award Plan also permits non-employee directors to elect to receive all or a portion of their annual retainer fee in Common Stock in lieu of cash.

Under the Corporation's Directors' Retirement Income Plan as amended, a former director who was a member of the Board on or after January 1, 1985 and who has never been an employee of the Corporation, is entitled to receive quarterly an amount equal to the amount of the quarterly retainer payable to the Corporation's nonemployee directors as established by the Board and in effect on the date such person ceases to be a director. A director will be credited with a quarter-year of service for each three-month period or part thereof during which the director served continuously as a member of the Board. Such amount is payable to the retired director or his surviving spouse over a period of time which commences on such date and expires on the expiration of a period of time equal to the number of quarter-years of the director's service on the Board. In the event a director with five or more years of service on the Board dies before retiring, the director's surviving spouse will receive a lump sum payment equal to five times the annual retainer in effect on the date of death.

Certain Transactions. In May 1994, the Company extended a non-interest bearing bridge loan in the amount of $69,000 to J.O. Davis, Vice President, Distribution and Logistics, in connection with his relocation. The entire outstanding balance was repaid by Mr. Davis on December 16, 1994.

Pursuant to the Federal-Mogul Corporation Key Executive Stock Retention Loan Program ("the Program"), in March 1994, the Company loaned F. J. Musone, former President of the Company's Worldwide Manufacturing Operations, $73,165 to assist with the payment of certain tax liabilities resulting from the vesting of a restricted share grant. Mr. Musone repaid the loan in full September 7, 1994. Also in March 1994, the Company loaned W.G. Smith, President of the Company's Worldwide Aftermarket Operations, $300,000, which was outstanding as of December 31, 1994, in part, to assist with the payment of certain tax liabilities resulting from the vesting of a restricted share grant. In addition, G. N. Bashara, Jr., former Vice President, General Counsel and Secretary of the Company, borrowed an aggregate total under the Program of $205,000, which was outstanding as of December 31, 1994.

The purpose of the Program is to encourage executives to retain ownership of Federal-Mogul stock and stock options by providing liquidity. Loans under the Program are evidenced by promissory notes and are secured by an assignment of any proceeds from the sale of shares of Federal-Mogul common stock acquired upon the exercise of employee stock options or the sale of restricted share grants. The maximum term of the loans is five years (assuming continued employment). The Program also provides that interest on the outstanding principal balance of the loans is variable and is reset quarterly based on current broker margin account rates; at December 31, 1994, the interest rate on any outstanding principal balance was 7.63%.

             II. APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors recommends that the shareholders approve the Board's appointment of the accounting firm of Ernst & Young as independent accountants to audit the financial statements of the Corporation and its consolidated subsidiaries for the year 1995. The firm has conducted the audits for the Corporation for many years. If the appointment is not approved, the Board of Directors will appoint another independent accounting firm to audit the financial statements of the Corporation and its consolidated subsidiaries for the year 1995 without further action by the shareholders.

Representatives of Ernst & Young are expected to be at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT ACCOUNTANTS TO AUDIT THE FINANCIAL STATEMENTS OF THE CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES FOR THE YEAR 1995. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE IN THEIR PROXIES.

                  III. INFORMATION ON EXECUTIVE COMPENSATION

Set forth below is information concerning the annual and long-term compensation for services rendered in all capacities to the Corporation and its subsidiaries for the fiscal years ended December 31, 1994, 1993 and 1992, for each person who was as of December 31, 1994, the chief executive officer and the other four most highly compensated executive officers of the Corporation.

                          SUMMARY COMPENSATION TABLE
- -------------------------------------------------------------------------------

                                                                          Long Term Compensation
                          Annual Compensation                                    Awards(D)
- ------------------------------------------------------------------------- -----------------------
                                                                          Restricted  Securities
                                                             Other Annual   Stock     Underlying   All Other
                                            Salary   Bonus   Compensation   Awards   Options/SARs Compensation
     Name and Principal Position       Year   ($)     ($)        ($)        ($)(F)       (#)         ($)(A)
- -------------------------------------  ---- ------- -------- ------------ ---------- ------------ ------------
D. J. Gormley (B)(C).................  1994 557,388 400,000       --       100,000           0       87,118
Chairman of the Board,                 1993 469,597 450,000       --             0     160,000       80,505
President and Chief Executive Officer  1992 432,366 400,000       --             0           0       43,609
F. J. Musone (B)(C)(G)...............  1994 287,893 132,000       --        33,000           0       40,096
Vice President; President--Worldwide   1993 240,076 150,000       --             0      52,000       21,816
Manufacturing Operation                1992 219,447 125,000       --             0           0       17,490
W. G. Smith (B)(C)...................  1994 287,402 132,000       --        33,000           0       31,878
Vice President; President--Worldwide   1993 239,588 150,000       --             0      52,000       27,159
Aftermarket Operation                  1992 220,044 125,000       --             0           0       23,366
M. E. Welch III (B)..................  1994 262,313 120,000   75,565(D)     30,000           0       32,533
Senior Vice President                  1993 224,750 137,000       --             0      52,000       26,134
and Chief Financial Officer            1992 211,579 115,000       --             0           0       10,134
G. N. Bashara, Jr. (B)(G)............  1994 196,236  75,000   36,218(E)          0           0       49,149
Vice President, General Counsel &      1993 188,880  75,000       --             0      16,000       43,246
Secretary                              1992 179,895  75,000       --             0           0       42,886

- -----------
(A) INCLUDES (I) CORPORATION MATCH AND ESOP CONTRIBUTIONS TO THE SALARIED EMPLOYEE'S INVESTMENT PROGRAM, (II) CONTRIBUTIONS UNDER THE SUPPLEMENTAL EXECUTIVE PROGRAM, AND (III) CONTRIBUTIONS OR ALLOCATIONS FOR SPLIT LIFE INSURANCE RESPECTIVELY FOR D.J. GORMLEY ($11,653, $64,125, $11,340); F.J. MUSONE ($14,461, $22,500, $3,135); W.G. SMITH ($9,979, $15,000, $6,899); M.E.
WELCH III ($14,461, $13,000, $5,072); G.N. BASHARA, JR. ($11,213, $14,460,
$23,476).
(B) THE CORPORATION WAS A PARTY AT DECEMBER 31, 1994 TO EXECUTIVE SEVERANCE AGREEMENTS WITH MESSRS. GORMLEY, MUSONE, SMITH, WELCH AND BASHARA. BENEFITS THEREUNDER WILL BE PAYABLE ONLY IF AN ACTUAL OR CONSTRUCTIVE TERMINATION OF EMPLOYMENT OCCURS WITHIN 30 MONTHS FOLLOWING A CHANGE IN CONTROL OF THE CORPORATION. SUCH CONTRACTUAL BENEFITS WILL CONSIST OF AMOUNTS UP TO 2.999 TIMES THE ANNUALIZED REPORTED TAXABLE INCOME DURING THE FIVE-YEAR PERIOD PRECEDING THE CHANGE IN CONTROL (OR, IF HIGHER, THE HIGHEST ANNUAL BASE SALARY IN EFFECT IN THE THREE-YEAR PERIOD PRECEDING SUCH OCCURRENCE), FOR THOSE YEARS IN WHICH SERVICES WERE PERFORMED FOR THE CORPORATION.
(C) AGGREGATE RESTRICTED STOCK HOLDINGS AT DECEMBER 31, 1994 AND THE MARKET VALUE OF SUCH HOLDINGS AT SUCH DATE OF $19.75 PER SHARE ARE AS FOLLOWS: D.J. GORMLEY--40,000 SHARES/$790,000. DIVIDENDS ARE PAYABLE ON SUCH SHARES TO SUCH INDIVIDUALS WHEN AND AS DECLARED. RESTRICTIONS LAPSED DURING 1994 WITH RESPECT TO 6,000 SHARES OF RESTRICTED STOCK AWARDED IN 1989 TO EACH OF MESSRS. MUSONE AND SMITH.
(D) INCLUDES CLUB INITIATION FEES OF $55,091. AMOUNTS FOR ALL OTHER NAMED OFFICERS WERE LESS THAN THE REQUIRED REPORTING LEVEL.
(E) THE AMOUNT SHOWN IS A PAYMENT IN LIEU OF VACATION.
(F) RESTRICTED SHARES AWARDED AS PART OF 1994 SUPPLEMENTAL COMPENSATION. ONE-THIRD OF TOTAL SHARES AWARDED VEST EACH YEAR FOLLOWING THE DATE OF GRANT (2-8-
95). DIVIDENDS ARE PAYABLE TO THE RECIPIENTS WHEN AND AS DECLARED.
(G) MR. MUSONE RESIGNED FROM THE CORPORATION EFFECTIVE FEBRUARY 28, 1995; MR. BASHARA RETIRED FROM THE CORPORATION EFFECTIVEDECEMBER 31, 1994.

STOCK OPTIONS/STOCK APPRECIATION RIGHTS. The following table summarizes option grants during fiscal year 1994 to the executive officers named in the Compensation Table and the potential realizable value of such options determined by formulas proscribed by the Securities Exchange Commission. The assumed rates of stock price appreciation are hypothetical; the actual value of the options will depend on the future performance of the Company's stock. No stock appreciation rights were granted or exercised (nor were any outstanding) during fiscal 1994.

The following table summarizes information with respect to options held by each of the named executive officers as of December 31, 1994. The values shown are hypothetical and depend on the future performance of the Company's stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND DECEMBER 31, 1994 OPTION/SAR VALUE
- --------------------------------------------------------------------------------

                                                       Number of     Value of
                                                      Securities    Unexercised
                                                      Underlying   In-the-Money
                                                      Unexercised  Options/SARs
                                                     Options/SARs   at 12/31/94
                                             Value    at 12/31/94    at $19.75
                            Shares Acquired Realized Exercisable/  Exercisable/
Name                        on Exercise (#)   ($)    Unexercisable Unexercisable
- ----                        --------------- -------- ------------- -------------
D. J. Gormley..............          0             0   278,500/      $34,843/
                                                       310,000             0
F. J. Musone...............     26,850      $422,450    75,350/      $     0/
                                                       108,250             0
W. G. Smith................          0             0    95,200/      $ 8,063/
                                                       108,250             0
M. E. Welch III............          0             0    56,250/      $     0/
                                                       108,250             0
G. N. Bashara, Jr..........          0             0    47,100/      $ 2,688/
                                                        46,000             0

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Pursuant to rules adopted by the Securities & Exchange Commission, the Compensation Committee of the Company's Board of Directors has furnished the following report on executive compensation.

                         Role of Compensation Committee

The Compensation Committee is composed entirely of independent, non-employee directors of the Company. The Compensation Committee has supervised the development and implementation of the Company's compensation plans and programs. As appropriate, the Committee has, with the assistance of independent compensation consultants, initiated new or significantly changed compensation policies as well as determined periodic measurements of overall compensation for the purpose of more closely aligning the rewards to senior managers with an increase in the value of the Corporation's stock.

The Compensation Committee makes recommendations to the Board on compensation actions involving its executive officers, selected senior management, and the Chief Executive Officer. In all instances, the Compensation Committee, which meets at least three times each year, recommends what compensation decisions are to be taken to the Corporation's full Board of Directors which has final authority on such matters.

In addition to the senior executive positions previously described, a number of managers and other key employees of the Corporation are eligible under the Corporation's compensation programs to receive incentive compensation and stock option awards. The Compensation Committee monitors the policies that grant such compensation but specifically reviews only grants and awards to the Corporation's executive officers.

                            Compensation Philosophy

Salary ranges of senior managers are set below the median salary ranges of the general industry labor markets in which the Corporation operates. These salary ranges are validated by independent consultants who review the standards of similar medium to large United States based industrial corporations. Supplemental compensation policies, consisting of annual incentives and long-term stock option and stock award programs are designed to provide senior managers with a total compensation package that meets or exceeds industry averages only if well defined business objectives primarily based on earnings or stock prices are reached or exceeded. In 1994 the primary goal was based on targeted earnings per share for annual incentive based awards.

                                  Base Salary

In keeping with the Compensation Committee's philosophy, the base salary of executive management is set somewhat below the described median as determined by market based surveys provided by an independent consultant and is further based on the individual executive's performance, relevant experience and demonstrated capabilities in meeting the requirements of the position. The Chief Executive Officer's base salary was determined by the Committee evaluating his attainment of stated overall goals and targets for the Company and his individual contribution and performance.

                           Supplemental Compensation

The Corporation's "Supplemental Compensation" program provides the opportunity for annual incentive awards to its senior managers and executive officers, including the Chief Executive Officer. Each year targeted goals are set with the recommendation of the Compensation Committee and, if met, such goals create a plan fund of a certain amount. The fund increases if the target is exceeded, and reduces if the target is not met. If the minimum goal is not achieved, there is no fund at all. In 1994, the targeted goal was based on a projection by Company management of increased earnings of $1.50 a share (absent any extraordinary event that increases or decreases that number). There would have been no supplemental compensation fund if earnings of at least $1.10 a share had not been reached.

Each manager participating in the program is eligible to share in the fund pursuant to pre-established percentages for their position. In 1994, these targeted percentages ranged from 30% to 62.5% for executive officers and up to 100% for the Chief Executive Officer. After year end, the Compensation Committee reviews recommendations of the Chief Executive Officer for all other executive officer positions and makes a final recommendation as to the exact amount to be granted each individual. The Committee makes an independent determination as to what supplemental compensation should be recommended for the Chief Executive Officer. In order to increase executive stock ownership in 1994, a significant portion, approximating twenty percent of the approved amount was payable in restricted shares. One-third of the restricted shares awarded vests at the end of each subsequent twelve-month period of continuous employment with the Corporation.

                        Long-Term Incentive Compensation

The Long-Term Incentive Compensation for the Corporation's executive officers is created with stock options and awards of restricted stock. Periodic grants of stock options are made to executive officers based on their position and on their contribution to the long-term direction and success of the organization. The grant price is regularly set at the price average on the day of the grant. Such options have vested after a minimum of 6 months and been exercisable over a subsequent period of 10 years. The basis for this program is reviewed each year by the Compensation Committee.

In 1991, at the request of management, the Compensation Committee with assistance from an independent consultant and the advice and participation of management, designed a new stock option program for the Corporation's most senior officers, including the Chief Executive Officer, keyed more dramatically to the price of the Corporation's stock. The 1991 grants were substantially larger than previously awarded, but certain unique conditions designed to enhance shareholder value were placed upon them:

 --The exercise price of these options was set at $22 per share, approximately
  50% above the price at which the Corporation's stock was then trading. The exercise price of $22 was reached on May 26, 1993.

 --Currently, 100% of the options granted may be exercised, with no more than one-half of the proceeds payable in cash. The remaining proceeds will be paid in shares of restricted stock which must be held for up to an additional 24 months before they can be sold or transferred.

On November 23, 1993, following the achievement of the $22 per share threshold requirement of the 1991 grants, the Committee, with assistance from an independent consultant and with the advice and participation of management, presented a new stock option program, designed to set new goals for management to enhance shareholder value. The program provided for grants of stock options to senior executives of the Company at $24.125, the average listed price of the Company's common stock listed on the New York Stock Exchange on November 23, 1993. The options granted may not be exercised before January 1, 1997. Twenty-five percent of the options granted under the program were vested as of January 1, 1994. Options granted vest incrementally as the market price for the stock rises incrementally and as of this date, 45% of the options awarded have vested. The full number of options granted will vest only when the common stock of the Company attains a market price of $55 per share.

                                  1994 Results

1994 earnings of $1.46 per share were somewhat less than the targeted standard goal of $1.50. Although recognizing that the 1994 goal was not fully achieved, the Committee also considered the fact that 1994 earnings represented a 58% improvement over 1993 earnings and were the Company's best results per share since 1988. In addition, the Committee considered the fact that Company management had successfully integrated the Sealed Power Replacement Business as well as the favorable impact on operating margins of the Company's global sourcing efforts, increased sales to original equipment customers and productivity gains in manufacturing.

After considering all these factors, the Committee, at its February 7, 1995 meeting, recommended supplemental compensation awards to the participating executives. The awards were reduced because the targeted goal was not fully achieved. The Committee further determined that 47% of Mr. Gormley's compensation for fiscal 1994 would come from the Supplemental Compensation Program.

New goals have been targeted by the Committee for the Company's executive officers for 1995.

                           THE COMPENSATION COMMITTEE

                             R. M. Hills, Chairman
                       J. J. Fannon           R. S. Miller, Jr.
                       W. J. McCarthy, Jr.    J. C. Pope
                                  H. M. Sekrya
February 8, 1995

                            STOCK PERFORMANCE CHART

The graphs below compare the cumulative total shareholder return on the Corporation's Common Stock for each of the Company's last five fiscal years and the Company's last three fiscal years, respectively, with the cumulative total return of the S & P Composite-500 Stock Index and the Dow Jones Total Return Index-Automobile Parts and Equipment, excluding rubber and tire companies. Both graphs assume a $100 investment made at the beginning of the respective period and reinvestment of all dividends.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN


                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
     AMONG FEDERAL MOGUL CORPORATION, S&P 500 INDEX AND DOW JONES AUTO AFT.


                             FEDERAL
Measurement Period           MOGUL          S&P          DOW JONES
(Fiscal Year Covered)        CORPORATION    500 INDEX    AUTO AFT.
- -------------------          -----------    ---------    ----------
Measurement Pt-
12/31/89                     $100           $100         $100
FYE 12/31/90                 $ 68           $ 97         $ 88
FYE 12/31/91                 $ 78           $126         $108
FYE 12/31/92                 $ 89           $136         $138
FYE 12/31/93                 $163           $149         $181
FYE 12/31/94                 $115           $152         $159

*Excludes rubber & tire companies.

COMPARISON OF THREE-YEAR CUMULATIVE TOTAL RETURN


                             [GRAPH APPEARS HERE]

               COMPARISON OF THREE YEAR CUMULATIVE TOTAL RETURN
    AMONG FEDERAL MOGUL CORPORATION, S&P 500 INDEX AND DOW JONES AUTO AFT.


                             FEDERAL
Measurement Period           MOGUL          S&P          DOW JONES
(Fiscal Year Covered)        CORPORATION    500 INDEX    AUTO AFT.
- -------------------          -----------    ---------    ---------
Measurement Pt-
12/31/91                     $100           $100         $100
FYE 12/31/92                 $114           $108         $128
FYE 12/31/93                 $208           $119         $168
FYE 12/31/94                 $147           $121         $147

*Excludes rubber & tire companies.

RETIREMENT PLANS. Under the Corporation's Personal Retirement Account Plan (the "PRA"), benefits are payable upon retirement to salaried employees in the form of a lump-sum or annuity at the employee's election. The PRA is a defined benefit pension plan. Accrued pension benefits for participants are expressed as an account balance. Annual credits of 2, 3, 4, 6 or 8% of earnings are made to participants' accounts based on the employee's age. Earnings are defined as an employee's annualized salary in effect on January 1 of such year. Benefits vest based on a graded five-year schedule.

Estimated annual retirement benefits that may be provided by the PRA upon retirement at age 65, assuming the employee converts the combined account balances into a single monthly life annuity, are as follows: D. J. Gormley- $131,832; F. J. Musone-$103,979; W. G. Smith-$128,426; M. E. Welch III-$80,840
and G. N. Bashara, Jr.-$28,141.

                         VI. INFORMATION ON SECURITIES

Only holders of the Corporation's Common Stock and of its Series C ESOP Convertible Preferred Stock of record at the close of business on March 1, 1995 will be entitled to vote at the Annual Meeting or any adjournment thereof. On such date there were outstanding 34,951,059 shares of Common Stock and 943,160 shares (with two votes per share) of Series C ESOP Convertible Preferred Stock which constitute all of the outstanding voting securities of the Corporation. The holders of shares of Common Stock at the close of business on the record date are entitled to one vote per share on all matters to be acted upon, and each share of Series C ESOP Convertible Preferred Stock is entitled to two votes, voting together with the Common Stock.

STOCK OWNERSHIP OF MANAGEMENT. As of February 15, 1995, shares of the Corporation's Common Stock and Series C ESOP Convertible Preferred Stock were owned beneficially by its directors and officers as a group as set forth in the following tables.

COMMON STOCK

                                                              Deferred
                                               Number of       Stock
                                          Shares Beneficially  Units
Name                                       Owned (A) (B) (C)    (F)      Total
- ----                                      ------------------- -------- ---------
D. J. Gormley............................        570,439 (D)      --     570,439
G. N. Bashara, Jr........................         81,769 (E)      --      81,769
J. J. Fannon.............................          1,210        4,958      6,168
R. M. Hills..............................         14,000       34,015     48,015
A. Madero ...............................          1,009          584      1,593
W. J. McCarthy, Jr.......................          2,475          --       2,475
R. S. Miller, Jr.........................          2,000 (E)      --       2,000
F. J. Musone.............................        135,527 (D)      --     135,527
J. C. Pope...............................          3,900 (E)    1,308      5,208
H. M. Sekyra.............................          2,159          --       2,159
W. G. Smith..............................        193,494 (D)      --     193,494
M. E. Welch III..........................        101,613 (D)      --     101,613
All directors and officers as
 a group (25 persons, including
 those named above)......................      1,672,036       40,865  1,712,901

- ------------
(A) Unless otherwise indicated, beneficial owners have sole voting power and sole investment power with respect to all shares.
(B) Includes shares which may be acquired by the exercise of stock options granted by the Corporation and exercisable on or before April 1, 1995: D. J. Gormley-421,500 shares; F. J. Musone-131,600 shares; W. G. Smith-151,450 shares; M. E. Welch III-56,250 shares; G. N. Bashara, Jr.-77,100 shares; all officers, including Mr. Gormley-1,193,550 shares. The shares issuable to each of the foregoing individuals upon exercise of their options were regarded as outstanding for calculating the percentage of Common Stock beneficially owned by such individual.
(C) Mr. Gormley beneficially owns 1.6% of the outstanding shares and the officers and directors as a group beneficially own 4.8%; each other individual officer and director owns less than 1%.
(D) Includes 145,479 shares of restricted stock granted under the 1989 Performance Incentive Stock Plan to D. J. Gormley, 41,644 shares to M. E. Welch III; 41,808 shares to W. G. Smith; 1,808 shares to F. J. Musone; and 161,710 shares to all other officers.
(E) Mr. Miller shares voting power with respect to 1,000 such shares; Mr. Pope shares voting power with respect to 200 such shares. Mr. Bashara shares voting power with respect to 67 such shares and disclaims beneficial ownership with respect to 2,010 shares which are registered in the name of his wife.
(F) Deferred stock units--Under a plan adopted by the Board of Directors, non-employee directors may elect to defer receipt of all or a portion of their compensation by converting amounts deferred into units of common stock of the Corporation. These stock units are credited with dividend equivalents in the form of additional stock units.

SERIES C ESOP CONVERTIBLE PREFERRED STOCK

                                                                  Number of
                                                             Shares Beneficially
Name                                                            Owned (A) (B)
- ----                                                         -------------------
D. J. Gormley ..............................................        1,026
F. J. Musone ...............................................        1,059
W. G. Smith ................................................          164
M. E. Welch III ............................................          433
G. N. Bashara, Jr...........................................        1,135
All other directors.........................................          -0-
All directors and officers as
 a group (25 persons, including
 those named above).........................................       12,380

- ------------
(A) Shares allocated to personal accounts under the Salaried Employees' Investment Program of the Corporation. Participants share dispositive power over such shares with the Trustee. (See Program description). Such shares are voted (at the rate of two votes per share) by the Trustee in accordance with instruction from participants. Only directors who are employees of the Corporation (or were at the time such shares were issued) are eligible to receive Series C ESOP Convertible Preferred Stock.
(B) Less than 1% of the class of Series C ESOP Convertible Preferred shares for any one director or officer.

OTHER BENEFICIAL OWNERS. Each person listed in the table below has filed a
Schedule 13G or Schedule 13D with the Securities and Exchange Commission or otherwise has informed the Corporation that it "beneficially owned" or acted as Trustee for holders of more than 5% of the Corporation's Common Stock as of December 31, 1994 or such other date as indicated. The Corporation knows of no person or group beneficially owning more than 5% of the Corporation's Common Stock, except as noted below.

                                                                      Percent
Name and Address of Beneficial Owners              Number of Shares of Class (A)
- -------------------------------------              ---------------- ------------
The Capital Group, Inc............................    3,408,120         9.9%
333 South Hope Street
Los Angeles, CA 90071 (B)
John A. Levin & Co., Inc..........................    2,861,221         8.3%
One Rockefeller Plaza
New York, NY 10020 (C)
State Treasurer,..................................    2,169,000         6.3%
State of Michigan
Treasury Building
P.O. Box 15128
Lansing, MI 48901 (D)
State Street Bank and Trust Company...............    2,091,232          6%
One Enterprise Drive
North Quincy, MA 02171 (E)
FMR Corp..........................................    1,984,525         5.7%
82 Devonshire Street
Boston, MA 02109 (F)
Arnhold and S. Bleichroeder, Inc..................    1,959,000         5.7%
45 Broadway
New York, NY 10006 (G)
Comerica Bank.....................................    1,886,320         5.2%
411 W. Lafayette, 4th Floor
Detroit, MI 48226 (H)

- ------------
(A) Percentages are calculated based on outstanding shares of Common Stock as of February 1, 1995 of 34,595,910 shares. Does not assume conversion of the Corporation's Series C ESOP Convertible Preferred Stock or $3.875 Series D Convertible Exchangeable Preferred Stock except as noted.
(B) According to a Schedule 13G filed by the Capital Group, Inc., as of December 31, 1994, certain operating subsidiaries of The Capital Group, Inc., exercised investment discretion over various institutional accounts which, as of December 31, 1994, held 3,408,120 shares of the issuer. Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 2,139,990 of said shares. Capital Research and Management Company and Capital International, Inc., registered investment advisers, and Capital International Limited and Capital International, S.A., other operating subsidiaries, had investment discretion with respect to 615,000, 20,060, 605,830, and 27,220 shares, respectively, of the above shares. This information assumes conversion of shares of the Corporation's $3.875 Series D Convertible Exchangeable Preferred Stock held in institutional accounts of certain affiliates.
(C) According to a Schedule 13G filed by John A. Levin & Co., Inc. ("Levin & Co."), Levin & Co. and its sole shareholder and president, John Levin, registered as an investment advisor, filed with respect to Common Stock purchased on behalf of Levin & Co.'s investment advisory clients. The number of shares of Common Stock reported included 38,900 shares which Levin & Co. has sole power to vote and dispose of, and 1,696,560 shares with shared power to vote and 2,821,871 shares with shared power to dispose of such shares.
(D) The Corporation has been advised by the State Treasurer of the State of Michigan that such shares are presently held for investment purposes only. The Corporation is also advised that the State Treasurer of the State of Michigan is the investment fiduciary for five State-sponsored retirement systems for State employees and holds sole voting and dispositive powers with respect to such shares.
(E) Shares that State Street Bank and Trust Company holds as of February 1, 1995 in its fiduciary capacity as Trustee for the Corporation's Salaried Employees' Investment Program and the Corporation's Employee Savings Program.

(F) According to a Schedule 13G filed by FMR Corp., a parent holding company, FMR Corp. through its subsidiary investment companies, has sole power to vote 13,500 shares of Common Stock and has sole power to dispose of 1,984,525 shares of Common Stock. The number of shares of Common Stock beneficially owned by these Fidelity investment companies at December 31, 1994 included 1,845,425 shares of Common Stock resulting from the assumed conversion of 664,300 shares of the Corporation's $3.875 Series D Convertible Exchangeable Preferred Stock (at an exchange rate of 2.778 shares of Common Stock for each share of preferred stock).
(G) According to a Schedule 13G filed by Arnhold and S. Bleichroeder, Inc., ("A&SB"), as of December 31, 1994, A&SB held 1,959,000 shares with sole dispositive power, including 179,800 shares which A&SB had sole power to vote and 1,779,200 shares which A&SB shared voting power with its discretionary account owners.
(H) Comerica Bank serves as Trustee for participants in the ESOP part of the Program and shares beneficial ownership of all 1,886,320 of the Series C ESOP Convertible Preferred Stock of the Corporation constituting all of the outstanding shares of that class. The Trustee is required by the terms of the Program to vote the 750,394 allocated shares according to the instructions received by participants and is required to vote 1,134,926 unallocated shares of Preferred Stock and allocated shares for which no instructions are received in the same proportion (with two votes per share) as the allocated shares for which it has received instructions. The Trustee has the right under the terms of the Program under certain circumstances, to convert the allocated and unallocated shares of Preferred Stock subject to the Program into Common Stock at the rate of two shares of Common Stock for each share of Preferred Stock and thereafter dispose of such shares of Common Stock.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT. Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York and Pacific Stock Exchanges. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it since January 1, 1994, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that its officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements.

                             VI. OTHER INFORMATION

A Proxy may be revoked at any time before it is exercised upon written notice to the Secretary of the Corporation. Unless revoked, the shares represented by the Proxy will be voted in accordance with the specifications made. If no specifications are made, such shares will be voted for the election of directors as proposed in this Proxy Statement and in favor of the approval of the appointment of Ernst & Young as independent accountants to audit the financial statements of the Corporation and its consolidated subsidiaries for 1995.

The form of Proxy used in the Board of Directors' solicitation names D. J. Gormley, R. M. Hills and J. J. Fannon, and each of them, with power of substitution, as proxy holders. The Board of Directors does not intend to present any other matters at the meeting. However, should any other matters properly come before the meeting, it is the intention of such proxy holders to vote the Proxy in accordance with their best judgment.

All costs of solicitation of proxies will be borne by the Corporation. In addition to solicitation by mail, the officers and employees of the Corporation, who will receive no extra compensation therefore, may solicit proxies personally or by telephone. Also, the Corporation has engaged the firm of Georgeson & Co., Inc. to solicit proxies for an approximate charge of $7,000. The Corporation will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy material to principals.

The Annual Report of the Corporation to shareholders, including financial statements, for the fiscal year ended December 31, 1994, has been forwarded to all shareholders. The Annual Report does not form any part of the material for the solicitation of Proxies.

SHAREHOLDER PROPOSALS. Proposals of shareholders intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Secretary of the Corporation at the Corporation's principal executive offices on or before November 21, 1995.

                                        By order of the Board of Directors,

                                        [SIGNATURE OF STEPHANIE G. HEIM]

                                        Stephanie G. Heim
                                        Assistant Secretary

Federal-Mogul Corporation
WORLD HEADQUARTERS
P.O. Box 1966
Detroit, Michigan 48235





[RECYCLED PAPER LOGO]
Printed on Recycled Paper


[FEDERAL MOGUL LOGO]

                             [FEDERAL MOGUL LOGO]
      PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 26, 1995

     The signer(s) hereby appoints D. J. GORMLEY, R. M. HILLS, and J. J. FANNON and each or any of them, the Proxy for the signer(s), with power of substitution, to represent and to vote with the same force and effect as the signer(s) at the Annual Meeting of Shareholders of Federal-Mogul Corporation to be held on April 26, 1995, and at any adjournment or adjournments thereof, as specified on the reverse side hereof with respect to the matters there indicated. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting. Receipt is acknowledged of the Notice of Meeting and Proxy Statement dated March 15, 1995.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER ON THE REVERSE SIDE HEREOF. IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS NAMED IN THE PROXY STATEMENT DATED MARCH 15, 1995, AND FOR THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT ACCOUNTANTS.

                      (Continued and to be dated and signed on the reverse side)

                        FEDERAL MOGUL
                        P.O. BOX 11519
                        NEW YORK, N.Y.10203-0519

The Board of Directors recommends a vote FOR Items 1 and 2.

1. ELECTION OF DIRECTORS      FOR all nominees listed below        [_]
                              (except as marked to the contrary)

                              WITHHOLD vote from                   [_]
                              all nominees listed below

                              *EXCEPTIONS                          [_]


To withhold vote from any Nominee, write the nominee's name on the line below:
D. J. GORMLEY, R. M. HILLS, J. J. FANNON, J. C. POPE, H. M. SEKYRA,
R. S. MILLER, JR., A. MADERO

*EXCEPTIONS
           --------------------------------------------------------------------

2. APPROVE APPOINTMENT OF ERNST & YOUNG                FOR         [_]

                                                       AGAINST     [_]

                                                       ABSTAIN     [_]


                                      Address Change Mark Here     [_]



                                    Please sign exactly as name appears at left.
                                    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                    Dated                               , 1995
                                          ------------------------------

                                    ------------------------------------------
                                                    Signature

                                    ------------------------------------------
                                            Signature, if held jointly

                                    Votes must be indicated    [X]
                                    (x) in Black or Blue ink.



Please mark with an "X", sign, date and return this proxy promptly.